Exhibit 99.1
NewsRelease		(Williams Logo)

NYSE: WMB

Date:	June 13, 2006

Williams Reaches Agreement to Settle Shareholder Litigation

TULSA, Okla. – Williams (NYSE:WMB) today announced that it has reached an agreement in principle to settle class-action shareholder litigation filed on behalf of purchasers of Williams securities between July 24, 2000, and July 22, 2002.

Under the terms of the agreement, Williams will pay $290 million to plaintiffs, subject to court approval. The settlement will be funded through a combination of insurance proceeds and cash on hand, and will not have a material effect on the company’s liquidity position. Of the total settlement, Williams expects to pay approximately $145 million to $220 million in cash to fund the settlement, while it expects the balance to be funded by its insurers.

Williams plans to record a second-quarter, pre-tax charge in the same dollar range as its expected cash outlay. On an after-tax basis, the charge is estimated to be approximately $98 million to $148 million, or 16 cents to 24 cents per diluted share. The exact amount of the charge within the aforementioned range is subject to final determination and timing of certain insurer coverage allocations. The company considers the charge a non-recurring item.

Williams noted that it chose to settle this litigation as part of the company’s efforts to resolve legacy issues and move forward with its plans for profitable growth.

Williams and the plaintiffs plan to file definitive settlement agreements in early August with the U.S. District Court for the Northern District of Oklahoma. The settlement would be funded within 30 days of the court’s preliminary approval of the agreement, which could occur as soon as mid-August.

Williams and various other parties to the agreements do not admit to any liability by the company, its directors or officers. In addition, there were no findings of any violation of federal securities laws.

Today’s agreement is exclusive of the company’s litigation with plaintiffs representing a class of Williams Communications securities purchasers. That suit is pending in U.S. District Court for the Northern District of Oklahoma.

About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is at www.williams.com.

Contact:	Kelly Swan

Williams (media relations)

(918) 573-6932

Richard George

Williams (investor relations)

(918) 573-3679

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.